WEINSTEIN & CO.

CERTIFIED PUBLIC ACCOUNTANTS

Date : 29th July 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Secure IT Corp

To Whom It May Concern:

We hereby consent to the use in the Form S-1/A - Amendment No. 5, of our 2011 Annual Report of Secure IT Corp as of December 31, 2011 and from the period of September 14, 2011 (date of inception) through December 31, 2011.

We also consent to the reference to us under the heading "Interests of Named Experts and Counsel" in such Registration Statement.

Sincerely,

/s/ Dov Weinstein & Co. C.P.A (Isr)

Jerusalem, Israel

www.wcpa.co.il, w@wcpa.co.il
A Member of : TIAG
the International Accounting Group
US number: 1-866-761-3034

Jerusalem: 11 Kiryat Hamada St.
P.O.B 18263, Code 91182
Tel: +972-77-738-6666
Fax: +972-2-581-2991

Tel-Aviv: 16 Homa Umigdal St.
P.O.B 51966, Code 67771
Tel: +972-3-776-3777
Fax: +972-3-776-3881